Exhibit 10.7

Certain identified information in this document has been excluded because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates where such information has been omitted.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 26th day of July, 2018 by and among Lumos Pharma, Inc., a Delaware corporation (“Purchaser”), and Ammonett Pharma LLC, a Delaware limited liability company (“Seller” or the “Company”), and each of the Key Individuals.

RECITALS

A.          Seller owns, holds, and/or has rights to certain assets relating to a product known as Oratrope™ (the “Product”), which Seller is developing for the treatment of growth hormone deficiency.

B.          Purchaser desires to purchase, and Seller desires to sell, substantially all of the assets of Seller relating to the Product, on the terms and subject to the conditions contained in this Agreement.

C.          Purchaser desires to assume, and Seller desires to assign, certain liabilities of Seller relating to the Product, on the terms and subject to the conditions contained in this Agreement.

D.         To induce Purchaser to enter into this Agreement, (i) each of the Key Individuals (as defined below) has entered into a consulting agreement with Purchaser or any of its Affiliates, and (ii) each of the Persons listed on Exhibit A hereto (each, a “Member” and collectively, the “Members”) has agreed to make the representations and warranties and be bound by the other obligations set forth in an acknowledgement, waiver and release in the form attached as Exhibit D hereto.

E.          Capitalized terms used and not defined in this Agreement shall have the meaning ascribed to them on Annex I hereto.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1.	PURCHASE OF ASSETS; ASSUMPTION OF SELECT LIABILITIES

1.1         Assets.  Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all of Seller’s right, title, and interest in, to and under all of the assets, properties and rights of every kind and nature (other than the Excluded Assets, as defined below) that relate to, are used or held for use in connection with the research, development, registration, commercialization, or any other use or exploitation of the Product, including under the Merck License Agreement (the “Business”) (except those assets that are defined in Section 1.2 as Excluded Assets).  All of the Assets sold and purchased hereunder are collectively referred to as the “Assets” and individually referred to as an “Asset.” The Assets include, without limitation, all of the following:

(a)         all raw materials or ingredients for, components of, works in progress of, firm orders for, inventory in transit of, and inventory of Product or the Business, including clinical supply, whether held by Seller, Merck or any Person on behalf of Seller (collectively, “Inventory”);

(b)        all Intellectual Property that is related to the Product or the Business (the “Intellectual Property Assets”), including any patents and patent applications licensed to Seller under any Assigned Contracts as set forth on Schedule 1.1(b)(1) (the “Seller-Licensed Intellectual Property Assets”) and any patents and patent applications owned by Seller as set forth on Schedule 1.1(b)(2) (the “Seller-Owned Intellectual Property Assets”);

(c)          all goodwill of the Seller associated with the Business;

(d)         all Contracts set forth on Schedule 1.1(d) (the “Assigned Contracts”);

(e)        all rights, remedies, defenses, claims, rights to offset, and causes of action against customers, suppliers, insurers or any other Person, whether known or unknown, relating to or arising from the Business, Assets or any Assumed Liability (as defined below), whether arising before, on or after the Closing Date, and all rights to enforce any assignment of, license to, or confidentiality covenant with respect to, any Intellectual Property Asset;

(f)         all books and records of Seller that directly relate to the Business, including all clinical and preclinical reports, laboratory notebooks, copies of all supplier lists, marketing studies, consultant reports, physician databases, and correspondence with respect to the Product to the extent maintained by Sellers, all reports to and correspondence with any Regulatory Authority, exception reports and investigations, specifications for raw materials and Regulatory Authority communication thereon, including communication relating to manufacturing or packaging with any of Regulatory Authority (as defined in Section 4.13(a)), vendors, or suppliers and all complaint files and adverse event files with respect to the Product; and

(g)         all permits, authorizations, approvals, clearances, registrations, certificates, or similar rights obtained or required to be obtained from any Governmental Entity in connection with the operation of the Business, including (i) approvals, clearances or registrations which have been received by the Sellers and their Affiliates, for the investigation, clinical testing, sale, distribution and/or marketing of Product, and any applications therefor (including any NDAs and INDs and including all Orphan Drug Designations) and (ii) all dossiers, reports, data and other written materials filed as part of such approvals, registrations, or applications, or maintained by the Sellers and their Affiliates and relating to such approvals or registrations ((i) and (ii) together, the “Product Registrations”).

Seller has made a good faith attempt to list all of the Assets in the schedules provide in Section 1.1; provided, however, notwithstanding the foregoing, any failure to list an Asset thereon shall not mean that such item is not an Asset purchased by Purchaser hereunder. At the Closing, the Assets shall be directly conveyed, transferred, assigned and delivered by Seller to Purchaser, free and clear of all Encumbrances.

1.2         Excluded Assets.  Notwithstanding anything to the contrary herein, the Assets purchased hereunder shall not include, and Seller will retain all of its existing right, title and interest in and to, and there will be excluded from the sale, conveyance, transfer, assignment and delivery, (i) those assets set forth on Schedule 1.2, and (ii) all cash, accounts receivable, Tax Returns and related workpapers, and Tax refunds attributable to the Assets or the Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date (collectively, the “Excluded Assets”), which Excluded Assets shall remain the property of Seller after Closing.

1.3        Assumed Liabilities. Purchaser hereby assumes, and Seller hereby assigns to Purchaser, Seller’s obligations under the Assigned Contracts, but only to the extent that such obligations thereunder are required to be performed after the Closing Date and do not result from any failure to perform, improper performance, warranty or other breach, default or violation by Seller (the “Assumed Liabilities”).

1.4         Retained Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume and shall not be liable for, and Seller shall retain and, as between Purchaser and Seller, remain solely liable for and obligated to discharge, all liabilities and obligations of Seller, whether known or unknown, accrued or not accrued, fixed or contingent, and arising out of or resulting from the operation of the Business (each a “Retained Liability” and collectively, the “Retained Liabilities”), including but not limited to: (a) costs and expenses of Seller incurred or to be incurred by it in the negotiation and preparation of this Agreement and carrying out the transactions contemplated by this Agreement, including legal fees, (b) obligations, commitments or other liabilities of Seller (each a “Liability”) under any Contract of Seller other than the Assigned Contracts, (c) Liabilities relating to the operation of the Business on or before the Closing, (d) Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property which resulted from the use or misuse of, or otherwise related to Product, used, manufactured, or sold before the Closing, (e) Seller’s liabilities for Taxes and all liabilities for Taxes attributable to the Assets or the Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date, (f) litigation currently pending against Seller or, to the knowledge of Seller, currently threatened against Seller, (g) obligations, liabilities and commitments of Seller with respect to any employee or contractor of Seller or the Business, including for salary, wages, overtime, severance, benefits or other monetary obligations relating or owed to any of such employees or contractors, (h) obligations, commitments and liabilities arising from the Excluded Assets, and (i) other obligations, liabilities and commitments of Seller that are not an Assumed Liability.

1.5       Consent of Third Parties.  Neither this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to transfer or assign any Asset, the transfer or assignment of which would result in a violation of any applicable law or Contract if the consent of a third party is not obtained before such transfer or assignment (“Non-Assignable Assets”) unless and until such consent shall have been obtained. Seller shall use its commercially reasonable efforts, with which Purchaser shall cooperate, in endeavoring to obtain such consents. Until such consent is obtained, Seller shall cooperate with Purchaser in any lawful arrangement designed to provide Purchaser with the benefits of such Non-Assignable Assets at no cost to Purchaser in excess of the cost Purchaser would have incurred (without modification to the terms of any Contract that is an Non-Assignable Asset) if the consent had been obtained.

ARTICLE 2.	PURCHASE, PAYMENT AND TAXES

2.1         Purchase Price.  In consideration for the sale, transfer and assignment by Seller of the Assets and in consideration of the representations, warranties, covenants and indemnities of Seller set forth herein, Purchaser hereby agrees to deliver and pay to Seller or on Seller’s behalf an amount equal to:

(a)          at Closing (as defined below) in accordance with the Funds Flow Memorandum (as defined below), a cash amount equal to $3,500,000 (the “Closing Payment”), minus amounts equal to,

(i)    any Indebtedness of Seller or the Business that remains outstanding as of the Closing Date and is identified on Schedule 2.1(a)(i), which such Indebtedness shall be paid to the applicable creditor as set forth in the Funds Flow Memorandum; and

(ii)   any Transaction Expenses that remain outstanding as of the Closing Date, which such Transaction Expenses shall be identified on Schedule 2.1(a)(ii) and shall be paid to the applicable recipient as set forth in the Funds Flow Memorandum; plus

(b)          additional amounts up to and subject to the terms and conditions set forth on Exhibit B hereto (the “Subsequent Payments, the Subsequent Payments together with the Closing Payment, the “Total Purchase Price”).

2.2         Purchase Price Allocation.  Purchaser shall provide to the Seller for its review and approval a schedule, which schedule shall be periodically updated as additional payments are made pursuant to Section 2.1(b) of this Agreement, which schedule shall allocate the sum of the purchase price for the Assets, the Assumed Liabilities and any other relevant items among the Assets for all purposes (including Tax and financial accounting purposes) in a manner consistent with the Assets’ respective fair market values (the “Allocation Schedule”).  Purchaser and Seller will use reasonable efforts to agree to the contents of each Allocation Schedule and upon such agreement shall be bound by the Allocation Schedule and act in accordance with the Allocation Schedule in all federal, state and local Tax Returns (including, without limitation, Form 8883).

2.3        Taxes.  All transfer, documentary, sales, use, value added, duties, stamp and registration Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne half by Seller and half by Purchaser.  Purchaser and Seller agree, upon request, to use their respective reasonable best efforts to obtain any certificate or other document from any tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby.

ARTICLE 3.	MUTUAL REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other party that the following representations and warranties as to such party are true, accurate and complete as of the date hereof:

3.1         Organization and Good Standing.  Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware and Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.  Each party has all requisite power and authority to execute and deliver and perform its obligations under this Agreement.

3.2         Authorization.  The execution and delivery of this Agreement and performance by each party of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of such party.  This Agreement has been, and the other agreements and documents required to be delivered by each party in accordance with the provisions hereof will be, duly executed and delivered on behalf of each party; and this Agreement constitutes, and such agreements and documents when executed and delivered will constitute, the valid and binding obligations of such party, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor’s rights generally and by legal and equitable limitations on the availability of specific remedies.

3.3        Conflicts with Other Agreements; Consents.  The execution and delivery by the parties of this Agreement and the performance by such party of its obligations hereunder will not conflict with or result in a breach of or constitute a default under any contract, license, indenture, loan agreement, restriction, lien, Encumbrance or other obligation or liability to which such party is or by which such party is affected or bound; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the organizational documents of Seller or Purchaser, as applicable.  No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by either party hereto in connection with the execution, delivery or performance of this Agreement.

3.4        Brokers and Finders.  There is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of such party or any of its Affiliates that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF SELLER AND KEY INDIVIDUALS

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith by Seller to Purchaser (the “Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Article 4 (the “Applicable Article 4 Provision”) (or disclosed in any other section, subsection or clause of the Disclosure Schedule; provided that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the Applicable Article 4 Provision), Seller and, solely for the purposes of Section 4.3 and Section 4.6(c), each Key Individual, hereby jointly and severally represent and warrant to Purchaser that the following representations and warranties are true, accurate and complete as of the date hereof:

4.1         Title to Assets; Subsidiaries.

(a)          Seller has good and marketable title to all the Assets (other than the Assigned Contracts and the Seller-Licensed Intellectual Property Assets), free and clear of Encumbrances, other than Permitted Encumbrances.  Seller is not a party to, and the Assets are not subject to, any judgment, judicial order, writ, injunction or decree that affects the Assets or the use thereof by Seller, Purchaser or any of its Affiliates.

(b)          Section 4.1(b) of the Disclosure Schedule sets forth a complete and correct list of any Seller’s Affiliates (the “Seller Affiliates”). Seller does not own, directly or indirectly, any shares of capital stock or equity interests in any Person.

4.2         Sufficiency.  The Assets are sufficient, are in satisfactory condition and constitute all assets necessary to operate the Business in substantially the same manner as previously and currently conducted by Seller.

4.3         Contracts.  Set forth on Section 4.3 of the Disclosure Schedule is a true, accurate and complete list, and Seller has delivered or made available to Purchaser true, accurate and complete copies, of each Assigned Contract, including the Merck License Agreement, to which Seller is a party to or bound by and any amendment, supplement and modification (whether oral or written) in respect of thereto.  There are no Contracts relating to the Business other than as disclosed to Purchaser and as set forth on Section 4.3 of the Disclosure Schedule.  Each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms.  Seller is, and at all times has been, in compliance with all applicable terms and requirements of the Merck License Agreement.  Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each other Assigned Contract.  Each other Person that has or had any obligation or liability under the Merck License Agreement is, and at all times has been, in compliance with all applicable terms and requirements of the Merck License Agreement. Each other Person that has or had any obligation or liability under any other Assigned Contract is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Assigned Contract.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract.  No event has occurred or circumstance exists under or by virtue of any Assigned Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets.  Seller has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract.  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Assigned Contracts and no such person has made written demand for such renegotiation.  Except with respect to the noncompetition provisions set forth herein, Seller is not a party to any noncompetition or nonsolicitation agreement with any other party.

4.4         Intellectual Property; Technology, Preservation of Confidential Information.

(a)        The Seller is the sole legal and beneficial owner of the Seller-Owned Intellectual Property Assets, free and clear of any Encumbrances.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or otherwise adversely affect, any ownership rights of Purchaser in the Seller-Owned Intellectual Property Assets or any right of Purchaser to exploit the Seller-Owned Intellectual Property Assets.  The Seller has the sole right to file, prosecute and maintain all applications and registrations with respect to the Seller-Owned Intellectual Property Assets.  Seller has not conducted its Business or used or enforced (or failed to use or enforce) the Intellectual Property Assets in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the Intellectual Property Assets, and Seller has not taken (or failed to take) any action that would reasonably be expected to result in the forfeiture or relinquishment of any of the Intellectual Property Assets.  Seller has not granted any license of or right to use, or authorized the retention of any rights in or joint ownership of, any Intellectual Property Assets.  Seller has not transferred, sold, assigned, exclusively licensed, dedicated to the public, licensed pursuant to an open source license or covenanted not to exercise rights under any Intellectual Property developed by or on behalf of the Seller or previously owned or claimed to be owned by the Seller, which was used in the Business.

(b)         Section 4.4(b)(1) of the Disclosure Schedule contains a true, complete and accurate list of the following types of Intellectual Property Assets owned by Seller, both domestic and foreign, along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier: all patents and pending patent applications, all trademark registrations and pending trademark registration applications; all copyright registrations and pending copyright registration applications; and all domain name registrations and pending domain name registrations (“Seller-Owned Registered Intellectual Property Assets”). All of the Seller-Owned Registered Intellectual Property Assets are solely and exclusively owned by the Seller. Except as set forth on Schedule 4.4(b)(1), Seller is not aware of any issues relating to the validity of and/or the enforceability of the Seller-Owned Registered Intellectual Property Assets.  Seller has taken all actions required to maintain the effectiveness of the Seller-Owned Registered Intellectual Property Assets. Seller has not received any notice of any pending or threatened action before any Governmental Entity challenging the use, ownership, or the validity, enforceability or registerability of any of the Seller-Owned Registered Intellectual Property Assets and Seller is not aware of any reasonable basis for any such challenge.

Section 4.4(b)(2) of the Disclosure Schedule contains a true, complete and accurate list of the following types of Intellectual Property Assets licensed to Seller in the Assigned Contracts, both domestic and foreign, along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier: all patents and pending patent applications, all trademark registrations and pending trademark registration applications; all copyright registrations and pending copyright registration applications; and all domain name registrations and pending domain name registrations (“Seller-Licensed Registered Intellectual Property Assets”). Seller has not received any notice of any pending or threatened action before any Governmental Entity challenging the use, ownership, or the validity, enforceability or registerability of any of the Seller-Licensed Registered Intellectual Property Assets and Seller is not aware of any reasonable basis for any such challenge.

(c)         Section 4.4(c) of the Disclosure Schedule contains a true, complete and accurate list of all unregistered trademarks, service marks, trade names, logos owned or used by Seller in the operation of the Business (“Unregistered Marks”).  Seller has all necessary rights in the Unregistered Marks and there are no circumstances which might prevent Purchaser from continuing to use such Unregistered Marks.  No Unregistered Marks or Seller-Owned Registered Intellectual Property Assets is alleged to be confusingly similar, to any trademark, logo, service mark, domain name or trade name owned, used or applied for by any third party in any jurisdiction in which the Seller uses such Unregistered Marks or Seller-Owned Registered Intellectual Property Assets.

(d)         Section 4.4(d) of the Disclosure Schedule contains a true, complete and accurate list of all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, that grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted (“Seller In-Licenses”).  Sellers have provided Purchaser with true and complete copies of all such Seller In-Licenses. All such Seller In-Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Seller In-Licenses.

(e)         Section 4.4(e) of the Disclosure Schedule contains a true, complete and accurate list of licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property or Seller In-Licenses.  Seller has provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements.

(f)         The Seller-Owned Intellectual Property Assets conveyed to Purchaser pursuant to this Agreement and the Intellectual Property expressly licensed in valid Assigned Contracts assigned to Purchaser pursuant to this Agreement, constitute all the Intellectual Property used in or held for use in the Business and all the Intellectual Property necessary to the conduct the Business.  All Seller-Owned Intellectual Property Assets, and all Intellectual Property rights licensed pursuant to the Assigned Contracts, will be fully and validly transferred to Purchaser as part of the Assets.  After Closing, all Seller-Owned Intellectual Property Assets will be fully transferable and assignable by Purchaser, in each case without restriction and without payment of any kind to any third party.  Any Intellectual Property rights licensed to Seller and transferred to Purchaser as part of the Assets are not subject to any restrictions except as set forth in Seller In-Licenses identified on Section 4.4(d) of the Disclosure Schedule.

(g)        Neither the conduct of the Business as currently or formerly conducted nor the use of the Product or Assets (a) to the Knowledge of the Seller, infringes or misappropriates (or will infringe or misappropriate) any patent, copyright, trademark, trade secret or any other intellectual property of a third party, (b) to the Knowledge of the Seller, violates any right to privacy or publicity of any Person, or (c) to the Knowledge of the Seller, constitutes unfair competition or unfair trade practices under the laws of any jurisdiction where the Business is currently conducted.  Seller has no knowledge of any claims of such infringement, violation or unfair competition or unfair trade practices.  To the Seller’s knowledge, no Person is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property Assets.

(h)        Seller has not disclosed any proprietary information embodying or related to the Assets including the Intellectual Property Assets other than to employees, consultants, professional advisors, licensees or distributors of Seller, and in each case, such disclosure has been pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.  To the Seller’s knowledge (i) there has been no misappropriation of any Intellectual Property Assets by any Person, (ii) no employee, independent contractor or agent of Seller has misappropriated any trade secrets or proprietary information of any other person or party in the course of performance as an employee, independent contractor or agent of the Seller, and (iii) no employee, independent contractor or agent of Seller is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar contract relating in any way to, or otherwise affecting, the Intellectual Property Assets or the Business.

(i)         All current and former employees, officers, directors, consultants and contractors of the Seller who contribute or have contributed to the creation or development of any Intellectual Property Asset, or any other Intellectual Property used or held for use in the operation of the Business, have executed written instruments with the Seller assigning all rights, title and interest in and to any such contributions to the Seller.  No current or former employee, officer, director, consultant or independent contractor has any right, moral right, claim, right to receive payment or remuneration, or interest in or with respect to any such contributions, any Intellectual Property Asset.

(j)         Since January 1, 2015 Seller has, in all material respects (i) complied at all times with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals; (ii) complied with Seller’s privacy policy substantially in the form provided to Purchaser or its counsel with respect to personally identifiable information; and (iii) taken all appropriate and industry standard measures to secure, protect and maintain the confidential nature of any personally identifiable information that Seller has collected or otherwise acquired.

4.5         Inventory.  The items of Inventory of Seller are suitable, usable, and not expired, materially conform to generally accepted standards in the industry of which Seller is a part (including GMP), materially meet Seller’s current standards and specifications, and comply in all material respects with applicable laws.

4.6         Employees.

(a)        Other than the Key Individuals, Seller does not employs or engages, nor in the past two-years has employed or engaged, any employee, consultant or contractor in connection with the operation of the Business Seller now and during the two-year period immediately preceding the date of this Agreement has been in compliance, in all material respects, with all applicable laws respecting employment, employment practices, labor, terms and conditions of employment, occupational health and safety, layoffs, plant closings or reductions in force, employee classification and wages and, including all contractual commitments and all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation.

(b)         Seller has delivered or made available to Purchaser a true, complete and accurate list of all employees as of the date hereof and, to the extent such information may be shared consistent with applicable law, their names, titles, and current wages (salaries or hourly rates of pay), guaranteed bonuses and status as exempt or non-exempt.  Seller has delivered or made available to Purchaser a true, complete and accurate list of all independent contractors or consultants who are natural persons and have performed services for Seller or the Business in any given calendar year during the last three calendar years and for who, to the knowledge of Seller, Seller is the primary service recipient.  All Seller employees are at-will and each of them may terminate or be terminated from employment at any time with or without prior notice.  All Seller employees are subject to written employment agreements or written offer letters, which have been delivered or made available to Purchaser.

(c)         Other than compensation and benefits due and payable in the ordinary course of business and consistent with past practices, Seller has paid all (and there are no outstanding) wages, salaries, bonuses, commissions, wage premiums and other compensation that has become due and payable to their employees (including the Key Individuals) or other service providers pursuant to applicable law or Contract.

(d)        During the two-year period immediately preceding the date of this Agreement, Seller has conducted background checks of its employees or employee of the Business when required by applicable Assigned Contracts, including obtaining all required consent forms.  Seller’s use of information obtained from such background checks had been compliant in all material respects with all applicable law and background check reports and verifications have been maintained consistent in all material respects with all applicable law, including applicable privacy and data security laws.

4.7         Litigation.  Except as set forth in Section 4.7 of the Disclosure Schedule, there is no, and at no time in the two-year period immediately preceding the date of this Agreement has been, (a) any Proceeding or investigation pending or, to the knowledge of Seller, threatened, against Seller or the Members with respect to the Assets, any intellectual property rights therein and thereto or the Business, (b) existing or threatened product liability, warranty or other similar claims related to the Business, or any facts upon which a material claim of such nature could be based, against Seller or the Members for products or services which are defective or fail to meet any product or service warranties.

4.8         Taxes.

(a)         Seller is, and has been treated as, a partnership for United States federal income Tax purposes and state income Tax purposes at all times from the date on which Seller was organized. Seller has filed or caused to be filed all Tax Returns required to be filed by Seller under applicable laws, and such Tax Returns are true and correct in all respects.  Seller has made delivered or made available to Purchaser correct and complete copies of Seller’s United States federal and state income and franchise Tax Returns which have been filed since 2014.  Seller’s Tax Returns have not been audited by any taxing authority. The Company has not received written notice from any tax authority that the Company has not filed a Tax Return required to be filed, or that the Company has not paid Taxes required to be paid, by the Company.

(b)          Seller has, within the time and in the manner prescribed by law, paid all Taxes that were due and payable by Seller (whether or not shown on any Tax Return).

(c)        None of the Assets is a Tax Sharing Agreement, and none of the Assumed Liabilities includes any liability under a Tax Sharing Agreement or any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or indemnify any other Person with respect to any Tax.

(d)         There is no currently effective agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes or the filing of any Tax Returns.

(e)        There are no (i) currently effective powers of attorney granted by Seller concerning any Tax matter, (ii) agreements entered into by Seller with any taxing authority that would have a continuing effect on the Assets or the Business after the Closing or (iii) Encumbrances (and immediately following the Closing there will be no Encumbrances) on the Assets relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable.

(f)         There is no Proceeding, investigation, examination, audit, demand, notice of deficiency or assessment against Seller pending (or any threat of any of the foregoing that has been communicated to Seller) with respect to any Tax and no notice of such an audit or examination has been received by Seller and no written claim has ever been made by any taxing authority where Seller does not file Tax Returns that it may be subject to taxation in that jurisdiction.

(g)         All Taxes required by applicable law to be withheld by Seller on or before the Closing have been or will be withheld and paid when due to the appropriate agency or authority.

(h)         None of the Assets is an interest in any joint venture, partnership or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes.

4.9        Environmental Matters.  As of the date of this Agreement, there is no Proceeding or investigation pending or, to the knowledge of Seller, threatened, against Seller for alleged noncompliance with or liability under any environmental laws.  Seller has made available to Purchaser copies of all material environmental reports with respect to inspections conducted by or on behalf of Seller, to the extent such reports are in the possession or control of Seller, with respect to any real property currently owned or leased by Seller or used in connection with the operation of the Business.

4.10       Financial Statements. Section 4.10 of the Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of Seller as of December 31, 2017 (the “Most Recent Balance Sheet”), (ii) the unaudited consolidated balance sheet of Seller as of June 30, 2018 and (iii) the unaudited consolidated profit and loss statement of Seller for the fiscal year ended December 31, 2017 and for the six-month period ended on June 30, 2018 (collectively, the “Financial Statements”; and the date of the Most Recent Balance Sheet, the “Most Recent Balance Sheet Date”).  The Financial Statements have been prepared based on the books and records of the Seller, which, for the periods covered by the Financial Statements, have been maintained in accordance with United States generally accepted accounting principles applied on a consistent basis, and on that basis the Financial Statements present, to the knowledge of Seller, in all material respects, the financial position and results of operations of Seller as of the dates thereof and for the respective periods indicated.

4.11       No Undisclosed Liabilities.  Seller has no liabilities, other than:

(a)          liabilities provided for in the Financial Statements or the notes thereto;

(b)          liabilities incurred in the ordinary course of business and consistent with past practices since the Most Recent Balance Sheet Date;

(c)          liabilities set forth in Section 4.11 of the Disclosure Schedule;

(d)          liabilities disclosed in, related to or arising under any Contract or other matter disclosed in this Agreement or set forth in the Disclosure Schedule;

(e)          liabilities incurred in connection with this Agreement; and

(f)          other liabilities that, individually or in the aggregate, would not reasonably be expected to be material to Seller or the Business, taken as a whole.

4.12       Compliance with Laws.

(a)         Seller is, and has been during the two-year period immediately preceding the date of this Agreement in compliance in all material respects with all applicable laws that apply to the Business (including all Healthcare Laws), and during such period has not received any notice of noncompliance of such laws.

(b)          Seller is not subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with any Governmental Entity with respect to the conduct of the Business.

(c)         All practices of Seller regarding the collection, access, maintenance, transmission, use, and disclosure of “Individually Identifiable Health Information” in connection with the conduct and operations of the Business are and have been in compliance in all material respects with HIPAA.

4.13       Regulatory Matters.

(a)         Seller has operated and currently is in compliance in all material respects with all applicable statutes and implementing regulations administered or enforced by the United States Food and Drug Administration (“FDA”) or any similar Governmental Entity outside the United States (each, including the FDA, a “Regulatory Authority”).

(b)        The Company holds, and is operating in compliance in all material respects with, such licenses, permits, authorizations, certificates, franchises, consents and other approvals from any governmental body relating to the Business which are required in order for Seller to operate the Business as presently conducted (collectively, the “Regulatory Permits”), and is in compliance in all material respects with all such Regulatory Permits.  The Seller has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, suspension, revocation or termination thereof or result in any other material impairment of the rights of the holder of any Regulatory Permit. All applications, notifications, product reports and submissions submitted in connection with any and all requests for a Regulatory Permit from any Regulatory Authority, were truthful and accurate in all material respects as of the date of submission and as of the date of the marketing authorization, and with respect to any marketing applications complete in all material respects as of the date of submission. To the knowledge of Seller, any necessary or required changes, modifications, updates, or corrections to such applications, notifications, and submissions have been submitted to any Regulatory Authority.

(c)         All of Seller’s products that are subject to the jurisdiction of a Regulatory Authority are being, and have been, designed, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted and distributed by or, on behalf of Seller in compliance in all material respects with all applicable requirements under any Regulatory Permit or law, including applicable statutes and implementing regulations administered or enforced by the Regulatory Authority.

(d)         All preclinical studies and clinical trials conducted by or, to the knowledge of Seller, on behalf of Seller have been, and if still pending are being, conducted in compliance in all material respects with the research protocols applicable to each such study or test and all applicable law, including the United States Federal Food, Drug, and Cosmetic Act, its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812 and applicable good clinical practices or good laboratory practices, and 21 C.F.R. Parts 1000 through 1050.  No clinical trial conducted by or, to the knowledge of Seller, on behalf of Seller has been terminated or suspended prior to completion, and no Regulatory Authority, or institutional review board or ethics committee, that has or has had jurisdiction over a clinical trial conducted by or on behalf of Seller has commenced, or to the knowledge of Seller, threatened to commence, any Proceeding investigation, audit, demand, or assessment to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Seller. No clinical trial conducted by or, to the knowledge of Seller, on behalf of Seller, has utilized the services of a clinical investigator or any other Person that was then or later became debarred or disqualified by a Regulatory Authority (including debarment under the Generic Drug Enforcement Act of 1992, 21 U.S. C. §§335a-335c).

(e)        Seller has not had any product or manufacturing site subject to a Governmental Entity shutdown or import or export prohibition, nor received any written notice of inspectional observations from a Regulatory Authority, “warning letters,” “untitled letters” or requests or requirements to make changes to the products or any of Seller’s manufacturing processes or procedures, or similar written correspondence or notice from a Regulatory Authority in respect of the Business or Seller, as applicable, and alleging or asserting noncompliance with any applicable law, Regulatory Permit or such requests or requirements of a Regulatory Authority.  To the knowledge of Seller, no contract manufacturer of Seller has had any manufacturing site subject to a Governmental Entity (including FDA or other Regulatory Authority) shutdown, or received any correspondence or notice from the any Regulatory Authority or any other Governmental Entity, alleging or asserting noncompliance with any applicable law, Regulatory Permit or requirements of a Governmental Entity for problems that could affect products manufactured by or on behalf of Seller.

(f)         There are not and have not been any (i) recalls, field notifications, corrections, product replacements, warnings, “dear doctor” letters, investigator notices, safety alerts, reports of accidental radiation occurrences, notifications of defect or failure to comply under 21 C.F.R. Part 1003 or other notice of any Proceeding investigation, audit, demand, or assessment relating to an alleged lack of safety or regulatory compliance of the products issued by Seller (“Safety Notices”) or (ii) material product complaints with respect to the medical device products.  To the knowledge of Seller, there are no facts that would be reasonably likely to result in (A) a material Safety Notice with respect to the medical device products, (B) a material change in the labeling of any of the medical device products due to a safety or performance issue, or (C) a termination or suspension of developing and testing of any of the medical device products due to safety or performance issues.  All adverse events occurring within or outside the United States have been submitted to the applicable Regulatory Authority in accordance with applicable law.

4.14       Transaction with Affiliates. Other than as set forth in Section 4.14 of the Disclosure Schedule, none of the Members, managers or officers of Seller: (a) own directly or indirectly any interest in, or serve as an officer or director of, any client, competitor, vendor or supplier of the Business; (b) have any loans or receivables outstanding to Seller; (c) are otherwise indebted to Seller with respect to the Business; (d) own any property, real or personal, tangible or intangible, required for or used in the Business; or (e) are owed any money or property by Seller, other than wages or salary earned (or expenses reimbursements owed) in the ordinary course of business.

4.15      Anti-Bribery. During the past two years, Seller has, and, to the knowledge of Seller, no representative of Seller has, (i) offered, made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity, (ii) made or paid any contribution, directly or indirectly, to a domestic or foreign political party or candidate or (iii) made or paid any improper foreign payment (as defined in the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.)), in each case ((i) through (iii)), in material violation of the Foreign Corrupt Practices Act or any other applicable anti-corruption Law.

4.16       Insurance. Seller has delivered or made available to Purchaser, a complete and correct list of each insurance policy (including the name of the carrier, the coverage limits and premium amounts) currently maintained in favor of Seller or the Business with a non-captive third party insurer (the “Insurance Policies”).  Each of the Insurance Policies is in full force and effect.  All premiums due and payable under the Insurance Policies have been paid on a timely basis and Seller is in compliance in all material respects with all its obligations under the Insurance Policies.  As of the date of this Agreement, Seller has not received any written notice of cancellation, avoidance, rescission or material change in coverage with respect to any Insurance Policy.  There are no material pending claims notified or asserted by Seller as to which any insurer under an Insurance Policy has denied coverage in whole or in part, or has reserved its rights to deny coverage in whole or in part.

ARTICLE 5.	CLOSING

5.1         Closing and Closing Deliverables.  The closing of the transactions contemplated hereby shall take place upon the execution of this Agreement (the “Closing” and the date on which the Closing takes place the “Closing Date”).

5.2         Seller Closing Deliverables.  Concurrently with this Agreement, Seller shall deliver to Purchaser:

(a)          a Bill of Sale evidencing conveyance from Seller to Purchaser of the tangible personal property included in the Assets, in the form attached as Exhibit C hereto, duly executed by Seller;

(b)          an Assignment and Assumption Agreement effecting the assignment to and assumption by Purchaser of the Assigned Contracts, in the form attached as Exhibit E hereto, duly executed by Seller;

(c)          assignments transferring to Purchaser all of Seller’s right, title and interest in and to the Intellectual Property Assets, in the forms attached as Exhibit F, duly executed by Seller;

(d)          any and all other documents necessary or desirable for the transfer to Purchaser and proper recordation of ownership of the Assets, in form and substance satisfactory to Purchaser, each as duly executed by Seller;

(e)          consulting agreements, duly executed by each of the Key Individuals, effective as of the Closing Date;

(f)          an acknowledgment, waiver and release, as executed by:

(i)    each Member and holder of any convertible securities listed on Schedule 5.2(f)(i), in the form attached as Exhibit D hereto;

(ii)   the Persons identified on Schedule 5.2(f)(ii) confirming that, upon payment of no more than the amount specified next to such Person’s name on Schedule 5.2(f)(ii), no amounts will be due or owing to such Person by the Seller, and related releases of claims by such Persons, in each case, in a form satisfactory to Purchaser;

(g)          evidence satisfactory to Purchaser of the release by any Person who held a security interest in the Assets of all Encumbrances on the Assets;

(h)        duly executed consents, in form and substance satisfactory to Purchaser, of all Governmental Entities and other Persons that are required (i) for the consummation of the transactions contemplated by this Agreement or (ii) in order to prevent a breach of, or a default under or a termination of any Assigned Contract;

(i)          a certificate of the Secretary of State of the state of Delaware, dated as of a recent date, as to the due formation and good standing of the Seller and listing all documents of the Seller on file with said Secretary;

(j)          a certificate of the Secretary of the Seller, dated as of the Closing Date and certifying on behalf of Seller: (A) that attached thereto is a true, correct and complete copy of each of the organizational documents of Seller, as in effect on the date of such certification; and (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the Seller’s managers and Members authorizing the execution, delivery and performance of the sale, transfer and delivery of the Assets, this Agreement and the transactions contemplated hereby and that all such resolutions are still in full force and effect;

(k)         the letter from Merck acknowledging the assignment by Seller to Purchaser of the Merck License Agreement; and

(l)          such other Closing documents as Purchaser may reasonably require.

5.3         Purchaser Closing Deliverables.  Concurrently with this Agreement, Purchaser shall deliver to Seller:

(a)          the Closing Payment, in accordance with the terms of Section 2.1 and the funds flow memorandum (the “Funds Flow Memorandum”) delivered by Seller to Purchaser prior to the Closing Date;

(b)          an Assignment and Assumption Agreement regarding the Assumed Liabilities of Seller, attached as Exhibit E hereto, duly executed by Purchaser; and

(c)          such other Closing documents as Purchaser may reasonably require.

ARTICLE 6.	COVENANTS

6.1        Further Assurances.  Upon the request of either party hereto, the other party will execute and deliver to the requesting party, or such party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such party hereunder and to more effectively consummate the transactions contemplated hereby, including obtaining all consents and approvals from third parties as may be necessary.

6.2       Confidentiality.  Seller agrees not to use or disclose to others, or permit the use or disclosure of, any and all Confidential Information (as defined herein) of Seller nor any Confidential Information of Purchaser that may have been furnished to Seller (including Confidential Information transmitted by each to representatives, accountants, counsel or advisors) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations conducted pursuant hereto; provided, however, that Seller may disclose Confidential Information if, and to the extent that, such disclosure is required by any applicable law, subpoena, court order, regulation, or judicial or administrative process, provided that, to the extent practicable and permitted by applicable law or regulation, Seller will provide notice of such requirement to Purchaser for the purpose of enabling Purchaser to seek a protective order or otherwise prevent such disclosure. “Confidential Information” means information of Purchaser or Seller that is confidential and proprietary to Purchaser or Seller and not generally available to the public.  Notwithstanding anything to the contrary, “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by Seller or any Member, (b) was available to Seller or Members on a non-confidential basis prior to its disclosure by Purchaser or Seller and (c) becomes available to Seller on a non-confidential basis from another source, provided that such other source is not known by Seller to be bound by, and to Seller’s knowledge such disclosure does not breach, directly or indirectly, a confidentiality agreement between such other source and Purchaser.

6.3         Non-Interference.  From and after the date of this Agreement and for a period of three (3) years from and after the Closing (the “Non-Interference Term”) neither Seller nor any Key Individual will, anywhere in world, directly or indirectly:

(a)         solicit for employment, recruit or hire, either as an employee or a consultant or independent contractor, any employee, consultant or independent contractor of Purchaser, Seller or any of their respective Affiliates who was an employee, consultant or independent contractor of Purchaser, Seller or any of their respective Affiliates (collectively, “Purchaser Entities”) at any time prior to the end of the Non-Interference Term;

(b)         interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which any Purchaser Entity was involved, to the Knowledge of the Seller, at any time prior to the end of the Non-Interference Term; or

(c)          otherwise engage or participate in any effort or act to induce any person to discontinue a relationship with any Purchaser Entity.

6.4        Non-Disparagement. From and after the date of this Agreement, no Key Individual shall, and each Key Individual agrees that it shall not, make or cause to be made or condone the making of any statement, comment or other communication, written or otherwise, that constitutes disparagement or criticism of, or otherwise be considered to be derogatory or detrimental to, or otherwise reflect materially adversely on, materially harm the reputation of, any Purchaser Entity or any of their respective owners, directors, officers, employees, agents or Affiliates or any of the products or services of any Purchaser Entity.

6.5        Purchaser’s Efforts.  From and after Closing, Purchaser shall use Commercially Reasonable Efforts to develop Product towards Marketing Authorization in the United States, Japan or the European Union for at least one indication and to commercialize such Product in the applicable territory following receipt of Marketing Authorization therein. Seller acknowledges that development activities toward Marketing Authorization for various countries may be conducted, in Purchaser’s reasonable discretion, sequentially rather than simultaneously. Except as expressly provided in this Agreement, there shall be no obligations of development, commercialization or other diligence, either implied or construed, upon Purchaser.

6.6        Audit Rights. Purchaser shall make available, or cause to be made available to Seller, upon Seller’s reasonable advance notice (but not less than three (3) business days’ notice), during normal business hours and to the extent that doing so does not materially disrupt or interfere with the operations of Purchaser or the Business, Purchaser’s records that are reasonably necessary to allow Seller to verify Purchaser’s compliance with its payments obligations to Seller of the Subsequent Payments.  All information disclosed pursuant to this Section 6.6 shall be treated as Confidential Information and shall not be disclosed to any third party or used for any purpose other than for the calculation of payments to be made to Seller and to determine Purchaser’s compliance with the terms and conditions of this Agreement.  Subject to this Section 6.6, the right to audit set forth herein shall include the right to interview personnel and review records as reasonably determined by the Seller, including sales analysis reports, accounting general ledgers, sublicense and distributor agreements, price lists, marketing materials, catalogs, audited financial statements, income tax returns, sales tax returns, inventory records, purchase records, and shipping documents, solely to the extent such records or access to such personnel is reasonably necessary to allow Seller to verify Purchaser’s compliance with its payments obligations to Seller of the Subsequent Payments.

ARTICLE 7.	INDEMNIFICATION

7.1         Indemnification by Seller and Purchaser; Limitations.

(a)         From and after the Closing, Seller shall indemnify, defend and hold Purchaser, its Affiliates, and their respective directors, officers, representatives, employees and agents (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all liability, loss, cost, expense, claim, lien or other damage, including, without limitation, reasonable attorneys’ fees and expenses (all of the foregoing items for purposes of this Agreement are referred to as “Damages”), that may be incurred by Purchaser resulting or arising from or related to, or incurred in connection with: (i) the failure of Seller to assume, pay, perform and discharge any Retained Liability, (ii) any breach of any representation or warranty of Seller contained in this Agreement, (iii) any breach of any covenant, obligation or agreement of Seller contained in this Agreement, (iv) the liquidation and dissolution of Seller, including without limitation, any Damages incurred by Purchaser resulting from Seller’s preferential payment of any liability or obligation prior to Seller’s dissolution, or (v) any inaccuracy of the Funds Flow Memorandum.

(b)        From and after the Closing, Purchaser shall indemnify, defend and hold Seller, its Affiliates, and their respective managers, officers, representatives, employees and agents (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Damages, that may be incurred by Seller resulting or arising from or related to, or incurred in connection with: (i) any breach of any representation, or warranty of Purchaser contained in this Agreement, (ii) any breach of any covenant, obligation or agreement of Purchaser contained in this Agreement, (iii) any Assumed Liability, or (iv) Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property which resulted from the use or misuse of, or otherwise related to Product, used, manufactured, and sold/licensed after the Closing.

(c)          Limitations:

(i)   Other than with respect to the representations and warranties contained in Section 3.1 (Organization and Power), Section 3.2 (Authorization), 3.4 (Brokers and Finders), Section 4.1 (Title to Assets; Subsidiaries), and 4.8 (Taxes) (the “Excluded Representations”), neither Seller nor Purchaser shall have any liability under Section 7.1(a)(ii) and Section 7.1(b)(i), respectively, to indemnify any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, for Damages until the aggregate amount of Damages exceeds Fifty Thousand and 00/100 ($50,000.00) Dollars (the “Threshold”), in which event the indemnifying party shall become liable only for amounts in excess of the Threshold.

(ii)   Other than with respect to the Excluded Representations and the representations provided under Section 4.3, the aggregate indemnification obligation of Seller under Section 7.1(a)(ii) and of Purchaser under Section 7.1(b)(i), respectively, for Damages will not exceed the sum of (i) twenty percent (20%) of the Closing Payment, and (ii) twenty percent (20%) of the Subsequent Payments actually received by the Seller.

(iii)  Subject to Section 7.1(c)(i)-(ii), notwithstanding anything in this Agreement to the contrary, absent Fraud, in no event will either Seller or Purchaser be required to repay any amount for Damages incurred under this Section 7.1 (including Damages arising out of the breach of any representation or warranty including an Excluded Representation) in excess of the Total Purchase Price actually paid to Seller pursuant to this Agreement. Seller’s and Purchaser’s obligation to indemnify and hold harmless the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to this Section 7.1 shall survive until Seller is entitled to receive any Subsequent Payments under this Agreement.

(iv)  The amount of any Damages of any Person subject to indemnification under this ARTICLE 7 shall be reduced by the amount, if any, received by the indemnified party from any third Person (including, without limitation, any insurance company or other insurance provider (such amount being referred to herein as a “Third Party Reimbursement”)), in respect of the Damages suffered thereby; provided, however, that nothing in this Section 7.1(c)(iv) shall be interpreted or construed as an obligation of any indemnified party hereunder to seek relief or indemnification from any third Person.  If, after receipt by an indemnified party of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third Party Reimbursement in respect of the same Damages for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the indemnified party shall turn over all of such Third Party Reimbursement to the indemnifying party up to the amount of the indemnification paid pursuant hereto.

(v)   Any indemnified party that becomes aware of Damages for which it seeks indemnification under this ARTICLE 7 shall be required to use reasonable efforts to mitigate the Damages including taking any actions reasonably requested by the indemnifying party, and an indemnifying party shall not be liable for any Damages to the extent that it is attributable to the indemnified party’s failure to mitigate.

(vi)  No party hereto shall be liable under this ARTICLE 7 for any incidental and consequential damages or special, punitive, exemplary or other similar damages other than (i)  such damages that are shown be either (1) losses that would arise would be reasonably expected to arise as the result of a breach of any similar promise or undertaking or (2) losses reasonably foreseeable as a probable consequence of a breach of that promise or undertaking, and (ii) punitive and exemplary damages arising from a Third Party Claim (as defined below).

(vii) No party shall have any liability for any Damages which would not have arisen but for any alteration or repeal or enactment of any law after the Closing.

(viii) For purposes of this ARTICLE 7 and notwithstanding anything to the contrary in this Agreement, all determinations of Damages in connection herewith shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.2         Procedures for Indemnification.

(a)         If any indemnified party receives notice of the assertion of any claim, the commencement of any Proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and the indemnified party intends to seek indemnity hereunder, then the indemnified party shall provide the indemnifying party with prompt written notice of the Third Party Claim.  The failure by an indemnified party to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this ARTICLE 7, unless the indemnifying party can prove that the failure materially prejudiced the ability of the indemnifying party to defend such Third Party Claim.

(b)         The indemnified party shall have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the indemnified party shall not settle or compromise any Third Party Claim without the indemnifying party’s prior written consent, unless the terms of such settlement or compromise release the indemnified party or the indemnifying party from any and all liability with respect to the Third Party Claim.  The indemnifying party shall be entitled (at the indemnifying party’s expense) to participate in (but not control) the defense of any Third Party Claim with its own counsel.

(c)        In the event the indemnified party elects not to defend the Third Party Claim, then the indemnifying party may defend such claim at indemnifying party’s sole cost and expense with counsel selected by the indemnifying party, such counsel to be reasonably acceptable to the indemnified party.  In such event, the indemnifying party shall not settle or compromise any Third Party Claim without the indemnified party’s prior written consent, unless the terms of such settlement or compromise release the indemnified party from any and all liability with respect to the Third Party Claim.

(d)         Notwithstanding the foregoing, in the event of a Third Party Claim by which a claim for indemnification is made against Seller pursuant to Section 7.1(a)(iii), Seller shall have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that Seller shall not settle or compromise any Third Party Claim without Purchaser’s prior written consent, unless the terms of such settlement or compromise release Purchaser and its Affiliates from any and all liability with respect to the Third Party Claim.  The indemnifying party shall be entitled (at the indemnifying party’s expense) to participate in (but not control) the defense of any Third Party Claim described in this Section 7.2(d) with its own counsel.

(e)         Any indemnifiable claim hereunder that is not a Third Party Claim shall be asserted by the indemnified party by promptly delivering notice thereof (the “Claim Notice”) to the indemnifying party.  If the indemnifying party: (i) agrees with the indemnified party with respect to such claim, a memorandum setting forth such agreement shall be prepared and signed by both parties or (ii) disputes the existence or the amount of such claim, the indemnifying party shall notify the indemnified party in writing (with reasonable specificity) within twenty (20) days following the indemnifying party’s receipt of the Claim Notice (the “Response Notice”) and the parties will negotiate in good faith to resolve such claim for up to thirty (30) days or such other period of time as the parties mutually agree.  If the parties should then so agree with respect to such claim, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If no Response Notice is received by the indemnified party within twenty (20) days after the indemnifying party’s receipt of the Claim Notice, the matter shall be deemed undisputed and the indemnifying party shall indemnify the indemnified party for the Damages.  If the parties are unable to agree within the thirty (30) day negotiation period specified herein, either party can submit such matter for dispute resolution pursuant to Section 8.4.

7.3         Set-off. Subject to Section 7.2(e) and this Section 7.3, in addition to any and all other remedies hereunder or at law or in equity, Purchaser shall be entitled to recover any indemnification payment or other undisputed amounts due from Seller hereunder by retaining and setting off such payment or other amounts (whether or not such payment or amounts are liquidated or reduced to judgment) against the amounts representing the Subsequent Payments; provided, however, that Purchaser will not exercise any set-off rights:  without providing advance written notice thereof to the Seller (a “Proposed Set-off Notice”), setting forth in reasonable detail the material facts providing a basis for such set-off as well as the amount proposed to be set-off. In the event that Seller and Purchaser cannot agree in writing with respect to a claim described in a Claim Notice pursuant to Section 7.2(e) or described in the Proposed Set-off Notice, Purchaser shall deposit such disputed amount in escrow with a mutually agreed-upon financial institution as escrow agent within 30 days following the end of the 30-day negotiation period set forth in Section 7.2(e), where such amount shall be held until the underlying dispute is resolved pursuant to the terms of this Agreement, after which the set-off provisions of this paragraph shall apply to such portion of the Subsequent Payments deposited in escrow.  All costs and expenses of such escrow account shall be paid one half by Seller and one half by Purchaser. Notwithstanding the foregoing, (i) Purchaser shall only be obligated to deposit in escrow any portion of amounts payable to Seller which has been otherwise withheld by Purchaser pursuant to this Section 7.3, once such withheld amount exceeds $500,000, and (ii) the escrow agreement to be entered into by the parties and the escrow agent pursuant to this Section 7.3 shall set forth that any release of amounts held in escrow shall only be made pursuant to a joint written instruction signed by Seller and Purchaser.

7.4         No Subrogation. Following the Closing, Seller shall not have any right of indemnification, contribution or subrogation against any indemnified party with respect to any indemnification payment made by or on behalf of the Seller under Section 7.1.

7.5        Exclusive Remedy.  Subject to Section 8.4(d), each party hereto agrees that indemnification under this ARTICLE 7 shall be its sole and exclusive remedy solely with respect to any breach of this Agreement or any of the documents executed in connection with the Closing, other than claims for Fraud.  In furtherance of the foregoing, each party hereto hereby waives, to the extent it may do so, any other rights or remedies that may arise at law or in equity, including under any applicable law.

ARTICLE 8.	MISCELLANEOUS PROVISIONS

8.1        Announcements.  No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing Purchaser may make (i) appropriate announcements to customers of the Business or (ii) any public disclosure it believes in good faith is required by applicable law.

8.2         Expenses.  Each of the parties shall pay its own respective costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and carrying out the transactions contemplated by this Agreement, including legal fees.

8.3         Assignment.  The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party’s sole discretion.

8.4         Applicable Law; Dispute Resolution; Waiver of Jury Trial.

(a)          The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Delaware.

(b)         Each party irrevocably agrees that any Proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall (subject to Section 8.4(d)) be brought exclusively in the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court for the District of Delaware, and the appellate courts having jurisdiction thereover (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum

(c)         EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(C).

(d)         The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that (a) each party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement.  The parties acknowledge and agree that a party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.4(d) shall not be required to provide any bond or other security in connection with any such order or injunction.

8.5         Headings; Counterparts. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section or in any way affect such Section.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6        Entire Agreement; Amendment.  This Agreement, together with all Exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  This Agreement may not be amended nor provisions waived except for by written instrument signed by the Purchaser and the Seller.

[signature page to follow]

IN WITNESS WHEREOF, the authorized representative of the parties to this Agreement have duly executed this Agreement effective as of the date first above written.

Purchaser:		Seller:

Lumos Pharma, Inc.		Ammonett Pharma LLC

By:	/s/ Richard J. Hawkins	By:	/s/ Kevin Tully
Name: Richard J. Hawkins		Name: Kevin Tully
Title: Chief Executive Officer		Title: Chief Executive Officer

Address: 4200 Marathon Blvd., Ste 200		Address: 3606 Salles Ridges Court
Austin, Texas 78756		Midlothian, VA 23113

Key Individuals:

/s/ Michael Thorner
Michael Thorner

/s/ Roy Smith
Roy Smith

/s/ Kevin Tully
Kevin Tully

Signature Page to Asset Purchase Agreement

Annex I

DEFINED TERMS

For the purposes of this Agreement:

a)	“Affiliate” of a Person means any affiliate, as defined in Rule 12b-2 under the Exchange Act.

b)
“Commercially Reasonable Efforts” means the efforts and resources, consistent with the normal business practices of the Purchaser, used for the development of products owned by it or to which it has exclusive rights, which products are at a similar stage in their development or product life and are of similar market potential as the Product (collectively, “Similarly Situated Products”), taking into account efficacy, safety, regulatory authority approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, ability to finance the project, medical and clinical considerations, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product, including the royalties payable to licensors of patent or other rights, the costs of development, manufacture and marketing, and any other relevant information.  For clarity, it is understood that Purchaser may, consistent with using “Commercially Reasonable Efforts,” reduce efforts or application of resources, or delay or halt (temporarily or permanently) development, manufacturing and/or commercialization of the Product to the extent that such actions are consistent with the actions that Purchaser would typically take in light of the circumstances with respect to Similarly Situated Products, such as (without limitation) delay of clinical trials due to a clinical hold being imposed (e.g., due to identification or discovery of clinical safety issues that must be addressed before further research and development activities can resume) or delay in initiating subsequent clinical trials due to efficacy and/or safety issues, until such issues have been resolved, or cessation of manufacturing and marketing a Product due to safety or applicable commercial issues.

c)
“Contracts” means any and all written or oral contracts or other agreements or understandings (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto), of any nature, including evidences of indebtedness, loans, letters of credit, guarantees, leases, notes, indentures, security or pledge agreements, franchise agreements, master service contracts, purchase orders, work orders, statements of work, nondisclosure agreements, alliance/partner agreements, licenses, easements, permits, instruments, commitments, arrangements, understandings, powers of attorney, covenants not to compete, covenants not to sue, change of control agreements, employment agreements or settlement agreements to which the Seller is a party or by which any of the Seller’s Assets are bound; provided, however, that, for purposes of this Agreement, Contracts do not include any Immaterial Contracts.

d)	“Encumbrances” means all liens, encumbrances, claims, charges, options, security interests, pledges, rights of first refusal, or other title retention agreement.

e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

f)
“GMP” means the current good manufacturing practices and standards for the production of pharmaceutical intermediates and active pharmaceutical ingredients applicable to both commercial and investigational quantities of compounds (as applicable), as set forth in: (a) Parts 210 and 211 of Title 21 of the U.S. Code of Federal Regulations (21 CFR 210 and 21 CFR 211); and (b) European Community Directive 2003/94/EC and the Rules Governing Medicinal Products in the European Union, Volume 4 (Medicinal Products for Human and Veterinary Use: Good Manufacturing Practice), in each case, as may be amended from time to time after the Closing Date, and as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

g)
“Governmental Entity” means any (i) federal, state, local, foreign or other Governmental Entity, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; or (iii) other governmental, self-regulatory or quasi-governmental entity of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

h)
“Fraud” means that (i) to the actual knowledge of Seller, such representation and warranty was false when made, (ii) Seller had as such Seller’s primary intention in making such representation and warranty to induce Purchaser to act or refrain from acting in such context, and (iii) Purchaser acted in justifiable reliance on such representation and warranty and was actually damaged as a result of same.

i)
“Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (Medicare), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (Medicaid); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; laws related to the practice of pharmacy and the dispensing of medication, including the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and any corresponding state laws; Section 340B of the Public Health Services Act, as amended from time to time; all applicable implementing regulations, rules, ordinances, judgments, and orders for the foregoing; any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable laws related to licensing healthcare service providers providing the items and services that Seller provides, certificate of need, and reimbursement of healthcare service providers providing the items and services that Seller provides.

j)
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.

k)
“Indebtedness” means, with respect to any Person, all liabilities and obligations (including the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and all other payment obligations (including any prepayment penalties or premiums payable as a result of the consummation of the transactions contemplated by this Agreement)), contingent or otherwise, in respect of, without duplication: (a) borrowed money or funded indebtedness or obligations issued in substitution or exchange for borrowed money or funded indebtedness; (b) indebtedness and obligations evidenced by any bond, note, debenture, or other debt security, guarantees, interest rate, currency or other hedging or swap arrangements; (c) all liabilities associated with capital leases, synthetic leases and sale leasebacks; (d) all guaranties, endorsements (except endorsements on checks) and other contingent obligations whether direct or indirect in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (e) obligations to reimburse issuers of any letters of credit with respect to amounts drawn thereunder, (f) any incentive or change in control payments (including any professional fees) accelerated or required to be made by Seller in connection with the transactions contemplated hereby to the extent not included in Transaction Expenses; (g) amounts accrued for annual and quarterly bonuses for the year ending December 31, 2017 and any accrued and unpaid payroll or severance liabilities (including payroll taxes), if not paid on or prior to the Closing Date to the extent not included in Transaction Expenses, (h) all obligations of the type referred to in clauses (a) though (g) of other persons secured by any Encumbrances on any property or asset of such Person (whether or not such obligation is assumed by such person).

l)
“Immaterial Contract” means any contract that: (a) was entered into by the Seller in the ordinary course of business consistent with past practice; (b) has a term of less than sixty (60) days or may be terminated by the Seller (without penalty) within thirty (30) days of delivery of a termination notice by the Seller to the other party thereto; (c) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000, and (e) does not impose any guaranty, indemnity or similar obligation on the Seller; provided that no Contract pursuant to which Intellectual Property was created for, or transferred to, Seller shall be deemed an Immaterial Contract.

m)
“Intellectual Property” means all intellectual property and other intangible property rights (including any related proprietary rights, interests and protections arising pursuant to the laws of any jurisdiction throughout the world), including (i) all patents, copyrights; database rights; trade secrets and other confidential business information, product names, trademarks, trade names, logos, slogans, domain names and service marks together with all goodwill related to the foregoing and any other intellectual property right recognized or protectable by any jurisdiction in the world and all registrations and applications for any of the foregoing and (ii) all technical, scientific, regulatory, clinical, medical, marketing, sales, financial and business information and data, know-how, structures, formulas, formulations, trade secrets, techniques, methods, processes, protocols, ideas, concepts, designs, compositions, devices, original works of authorship, technology, software, databases, algorithms, enhancements, derivative works, adaptations, discoveries and inventions (whether patentable or not).

n)	“Key Individuals” means each of Michael Thorner, Roy Smith, and Kevin Tully.

o)
“Knowledge”, “knowledge” or “aware” means, with respect to the Seller, the actual knowledge of the Key Individuals, and the knowledge that the Key Individuals would have acquired after due inquiry of the employees of the Seller who would likely have knowledge of a matter in question given their employment responsibilities and functions.  The words “know,” “knowing” and “known” shall be construed accordingly.

p)	“Merck” means Merck Sharp & Dohme Corp. and its Affiliates.

q)
“Merck License Agreement” means the License Agreement by and between Seller and Merck Sharp & Dohme Corp., dated as of October 22, 2013, as amended, including all exhibits, schedules and attachments thereto.

r)
“Orphan Drug Designations” means all orphan drug designations for Product that have been granted to Seller by Governmental Entities, including (a) the orphan drug designation, dated June 15, 2017, granted by the FDA to the Seller for Product for treatment of growth hormone deficiency and (b) the orphan drug designation, dated May 12, 2017, granted by the European Medicines Agency to the Seller for Product for treatment of growth hormone deficiency.

s)
“Permitted Encumbrances” means collectively, (i) any restriction on transfer arising under applicable securities laws, (ii) Encumbrances for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) Encumbrances of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, and (iv) Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money.

t)	“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

u)
“Proceeding” means any suit, litigation, claim, formal or informal charge, complaint, action, hearing or other proceeding, whether judicial or administrative, before any Governmental Entity or arbitrator.

v)
“Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including but not limited to all net income, gross income, sales and use, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by a governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

w)
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, amended returns, claims for refund, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

x)
“Tax Sharing Agreement” means all written agreements the principal purpose of which is to provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, including any express or implied obligation to assume Taxes or to indemnify any other Person.

y)
“Transaction Expenses” means to the extent not paid prior to the Closing, (a) all fees and expenses of Seller payable in connection with the transactions contemplated by this Agreement, including fees and expenses relating to the process of selling the Assets and the Business whether incurred in connection with this Agreement or otherwise, including all legal fees and expenses, accounting fees and expenses, Taxes and advisory fees and expenses, fees associated with the release and termination of any Encumbrance, investment banking fees and expenses, and financial advisory fees and expenses related to such sale process and (b) solely to the extent payable as a result of this Agreement or prior to the Closing, payments to be made on account of any stock options, incentive payouts, bonuses or any other similar instruments issued by Seller and any severance and other associated liabilities.

Exhibit B

SUBSEQUENT PAYMENTS

1.
Definitions.  Capitalized terms used in this Exhibit B shall have the meanings ascribed to them below or, if not defined below, the meanings set forth in the Agreement or the Merck License Agreement (as defined in the Agreement).

1.1	“Agreement” means the Asset Purchase Agreement to which this Schedule C is attached.

1.2	“EOP2 Submission” means the submission made to the FDA in advance of an “end of Phase 2” meeting with the FDA, as described in 21 C.F.R. 312.47(b)(iv).

1.3	“Initiation” has the meaning given to such term in the table set forth in Section 7.02 of the Merck License Agreement.

1.4	“Licensed Product” has the meaning given to such term in the Merck License Agreement.

1.5	“Merck License Agreement” has the meaning given to such term in the Agreement.

1.6	“Net Sales” has the meaning given to such term in the Merck License Agreement, with any references to “Licensee” changed to “Purchaser.”

1.7
“Phase IIb Trial” means a Phase II Trial of a Licensed Product that is designed to support initiation of a Phase III Trial by finding the optimum dose at which the Licensed Product shows clinical efficacy in human patients with minimal side-effects.

1.8	“Primary Royalty Period” has the meaning given to such term in Section 3.2.

1.9
“Seller Patents” means (a) any patents or patent applications owned by Seller that are listed in Schedule 1.1(b) of the Agreement as of the Closing; (b) any substitutions, divisions, and continuations thereof, and any continuations-in-part thereof (but only to the extent that claims in such continuations-in-part are supported in the specification of the parent patent application), (c) any patents issued from the foregoing patent applications; (d) any reissues, renewals, registrations, confirmations, re-examinations and extensions of the foregoing patents; and (e) all foreign counterparts of the foregoing.

1.10	“Tail Royalty Period” has the meaning given to such term in Section 3.4.

1.11	“Threshold” has the meaning given to such term in Section 3.5.

1.12	“Valid Claim” has the meaning given to such term in the Merck License Agreement, with any references to “Compound Patent Rights” changed to “Seller Patent.”

2.	Milestone Payments.

2.1
Development/Regulatory Milestones.  Purchaser shall pay to Seller the one-time milestone payments set forth in the table below if and when the listed milestone event is achieved by or on behalf of Purchaser (solely with respect to the first Licensed Product to achieve such milestone event).  For clarity, once a milestone payment is paid, no further payments shall be owed if the applicable milestone event is later achieved with respect to other Licensed Products.  Each such payment shall be due within thirty (30) days after achievement of such milestone event.  Purchaser shall notify Seller within seven (7) Business Days after the occurrence of each milestone event giving rise to a payment obligation under this Section 2.1.

MILESTONE EVENT	PAYMENT
Initiation of first Phase IIb Trial for Licensed Product in Second Indication	$1,000,000
First EOP2 Submission for Licensed Product in First Indication	$2,000,000
First EOP2 Submission for Licensed Product in Second Indication	$1,000,000
Initiation of first Phase III Trial for Licensed Product for First Indication	$2,000,000
Initiation of first Phase III Trial for Licensed Product for Second Indication	$2,000,000
Acceptance for filing of first NDA for Licensed Product in the United States for First Indication	$2,000,000
Acceptance for filing of first NDA for Licensed Product in the United States for Second Indication	$3,000,000
Acceptance for filing of first application for Marketing Authorization for Licensed Product in either the European Union or a Major European Country for First Indication	$2,000,000
Acceptance for filing of first application for Marketing Authorization for Licensed Product in either the European Union or a Major European Country for Second Indication	$1,000,000
First Commercial Sale of Licensed Product in United States after receipt of Marketing Authorization for such Licensed Product in United States for First Indication	$4,000,000
First Commercial Sale of Licensed Product in United States after receipt of Marketing Authorization for such Licensed Product in United States for Second Indication	$3,000,000
First Commercial Sale of Licensed Product in European Union after receipt of Marketing Authorization for such Licensed Product in either the European Union or a Major European Country for First Indication	$3,000,000
First Commercial Sale of Licensed Product in European Union after receipt of Marketing Authorization for such Licensed Product in either the European Union or a Major European Country for Second Indication	$2,000,000
First Commercial Sale of Licensed Product in Japan after receipt of Marketing Authorization for such Licensed Product in Japan for First Indication	$2,000,000
First Commercial Sale of Licensed Product in Japan after receipt of Marketing Authorization for such Licensed Product in Japan for Second Indication	$1,000,000

The Parties acknowledge and agree that “First Indication” and “Second Indication” are used herein with the express intent of capturing the same meaning as in the table set forth in Section 7.02 of the Merck License Agreement.

2.2
Sales Milestones.  Purchaser shall pay to Seller the one-time milestone payments set forth below if and when worldwide Net Sales of Licensed Products first exceed the indicated dollar value in a Calendar Year.  Each such payment shall be due within thirty (30) days after the end of the Calendar Year in which such milestone event occurs.  Purchaser shall promptly notify Seller of the occurrence of the first achievement of each such sales level.

GLOBAL ANNUAL NET SALES (US$)	PAYMENT
$100M	$5,000,000
$200M	$5,000,000
$300M	$5,000,000
$400M	$5,000,000
$500M	$10,000,000
$1B	$25,000,000

[***] Indicates that information has been omitted.

3.	Royalty Payments.

3.1
During the Primary Royalty Period (as defined below) and subject to Section 3.5, Purchaser shall pay Seller incremental royalties on Net Sales of Licensed Products at tiered royalty rates determined by annual Net Sales, as follows

NET SALES (US$) DURING CALENDAR YEAR	ROYALTY RATE
[***]	[***]
[***]	[***]
[***]	[***]

3.2
Primary Royalty Period.  Purchaser’s obligation to pay royalties under Section 3.1 shall continue, on a country-by-country and product-by-product basis, until the expiration of royalty obligations under the Merck License Agreement with respect to the particular country and product, as set forth in Section 7.03(b) of the Merck License Agreement (the “Primary Royalty Period”).

3.3	Tail Royalty. During the Tail Royalty Period (as defined below) and subject to Section 3.5, Purchaser shall pay Seller a royalty equal to [***] of Net Sales of Licensed Product.

3.4
Tail Royalty Period.  Purchaser’s obligation to pay royalties under Section 3.3 shall, on a country-by-country and product-by-product basis, commence on the end of the Primary Royalty Period and continue until [***] (the “Tail Royalty Period”).

3.5
Generic Erosion.  In the event that a generic version of a Licensed Product achieves [***] of total gross sales of Licensed Products in a particular country (as stated in IMS reports, for example in the United States, and in analogous reports in other countries) (the “Threshold”), (a) the royalties payable to Seller under Section 3.1 shall be reduced to [***] of Net Sales of Licensed Product in that particular country; and (b) the royalties payable to Seller under Section 3.3 shall be reduced to [***] of Net Sales of Licensed Product in that particular country; in each case for such time that the generic version of Licensed Product maintains the Threshold.

4.	Payment Terms. Sections 7.04 of the Merck License Agreement shall apply mutatis mutandis to all payments owed under this Exhibit B.